THIRD PARTY ADMINISTRATOR AGREEMENT

          This Agreement is being entered into by and between ChoicePoint Services Inc., a Georgia corporation, whose principal business address is 1000 Alderman Drive, Alpharetta, Georgia 30005 ("ChoicePoint") and XFormity, a _Texas_ corporation, whose principal business address is 14333 Proton Road, Dallas, TX 75244 ("Administrator"), which provides third party administrator services to Taco Bell Franchisees ("Customer") which has entered into an agreement with ChoicePoint as described in paragraph I.A. below, and is effective as of the date when last executed. In consideration of the mutual promises and covenants contained herein, the parties agree as follows:

I. INFORMATION TO BE PROVIDED BY THE PARTIES

 A.          Customer has entered into that certain Agreement for Service dated __________________, which is attached hereto as Exhibit A, with ChoicePoint pursuant to which Customer will purchase from ChoicePoint, through requests made by Administrator, employment reports that include employment history, credit reports, criminal record services, motor vehicle checks, state insurance checks and educational history pertaining to consumers (hereinafter referred to as "Employment Reports") for employment purposes as defined in the federal Fair Credit Reporting Act, 15 U.S.C.A. 1681 et seq., and its state analogues ("FCRA"). Customer has also entered into that certain Customer Agreement Authorizing Third Party Administrator dated ______________________, with ChoicePoint pursuant to which Customer has authorized Administrator to request Employment Reports from ChoicePoint. Neither Administrator nor Customer is by reason of this Agreement required to order or request any Employment Reports, but this Agreement and the Agreement for Service shall govern all transactions regarding all such orders and requests.

 B.          ChoicePoint shall not be responsible for the accuracy and adequacy of any information supplied by Customer or Administrator to ChoicePoint for the purpose of obtaining Employment Reports.

 II. USER RESTRICTIONS AND CONFIDENTIALITY

 A.          Administrator shall interface with ChoicePoint only for the purpose of ordering Employment Reports from ChoicePoint pursuant to this Agreement for the benefit of Customer, and for no other purpose. Administrator has no right of access to ChoicePoint products or services independent of Customer. Administrator shall not resell Employment Reports to anyone, whether another customer of ChoicePoint or of Administrator, or otherwise, either Administrator shall not accept Employment Reports or store Employment Reports, in whole or in part, or any information contained therein, in any database.

           Administrator shall order the Employment Reports solely for the purposes permitted in this Agreement and for no other purpose. ChoicePoint will provide Employment Reports directly to Customer and Administrator will not knowingly accept, review or use any Employment Report that ChoicePoint or Customer inadvertently provides to Administrator. All Employment Reports shall be kept strictly confidential. Requests to Administrator for Employment Reports from a consumer, who is the subject of the information, or his representative, will promptly be referred to ChoicePoint for disclosure under the FCRA or other applicable laws. Administrator agrees to hold ChoicePoint and its affiliated companies, and all of their respective officers, directors, agents, employees and independent contractors harmless against all expense, damage or liability resulting from disclosure of any information obtained from ChoicePoint by Administrator, its officers, directors, employees, agents, or independent contractors, contrary to the terms of this Agreement. If ChoicePoint reasonably determines that Administrator is ordering any Employment Reports in a manner contrary to the terms of this Agreement, ChoicePoint shall have, in addition to any other remedies, the right to equitable relief enjoining such action.

 B.          Other than the Employment Reports prepared specifically and exclusively for Customer, all information at any time provided by ChoicePoint to Administrator is the proprietary property solely of ChoicePoint and are confidential and are Trade Secrets as that term is defined under Georgia law.

           ChoicePoint and Administrator agree that they will, and will cause their respective officers, directors, employees and agents to, keep and maintain such confidential information and Trade Secrets strictly confidential, except as expressly, and not by implication, permitted in this Agreement or otherwise permitted by prior written consent of the owner. Either party shall be deemed to have performed its obligations under this Agreement regarding confidentiality of the other's confidential information and the aforesaid other information if the receiving party shall at all times (a) disclose the confidential information or other of the aforesaid information solely to those of its employees who shall have a need to know thereof for the purpose of accessing the confidential information pursuant to this Agreement, (b) require that all such employees keep and maintain confidentiality of such information as required in this paragraph, (c) promptly notify the owner of any breach of confidentiality including, without limitation, that pertaining to customer identification numbers and/or passwords, and (d) as to confidential information and other of the aforesaid information, exercise at least that degree of diligence, care and control in keeping and maintaining confidentiality of the same as the receiving party customarily and consistently exercises in protecting the confidentiality of its own proprietary and confidential information.

           In the event of termination of this Agreement by either party hereto for whatever reason, the receiving party shall promptly return and deliver or destroy, as requested by the owner, to the owner all originals and all copies of all written materials, programs, documentation, magnetic tapes and other media, and derivatives of any of the foregoing, containing information provided by the owner pursuant to the performance of this Agreement, or created by the receiving party, its officers, directors employees, or agents, in which any of the confidential information or other aforesaid information is contained or reflected, and shall promptly under oath in writing delivered to the owner certify to such return and delivery and/or destruction.

           The terms of this Section II.B. as to Confidential Information survive termination of this Agreement for a period of two (2) years. The terms of this Section II.B. as to Trade Secrets survive termination of this Agreement for as long as is provided under Georgia law.

 C.          With respect to personal information regarding consumers, the Parties agree as follows: ChoicePoint has adopted the "ChoicePoint Commitment to Privacy "("Principles") and neither Administrator nor ChoicePoint will commit or permit its directors, officers, employees or agents to commit any action which causes Administrator, Customer or ChoicePoint to be in violation of those Principles. A copy of the Principles are attached hereto as Exhibit A and incorporated herein by reference.

 IV. PAYMENT

 Administrator will be billed by and shall pay to ChoicePoint the charges for Employment Reports ordered for Customer through Administrator. Administrator shall be responsible for all charges incurred, including those resulting from errors in customer input, duplicate requests, errors in transmission and applicable fees. Administrator will be billed once a month and all invoices are payable thirty (30) days from date of invoice. Unpaid balances thereafter carry one percent (1%) compounded monthly interest. Administrator shall review all invoices furnished and shall notify ChoicePoint of any discrepancies within fifteen (15) days of receipt of the invoice. The prices for the component parts of Employment Reports shall be as set out in Exhibit B attached hereto and incorporated herein by reference. Administrator irrevocably and unconditionally guarantees the payment to ChoicePoint of all such charges if Customer disputes the ordering of Employment reports by Administrator.

 V. GENERAL

A.          Assignment: Neither this Agreement nor any rights or duties hereunder may be assigned or delegated by either ChoicePoint or Administrator without the prior written consent of the other party, except that either party may assign its rights and duties hereunder in their entirety, but not partially, to any corporation, partnership or business entity which controls, is controlled by, or is under common control with, such assignor, without relieving in whole or in part the obligations hereunder of such assignor, provided that the assignee shall in writing delivered to the other party, assume all obligations of the assignor hereunder, and agree to be bound hereunder in the same manner as the assignor.

 B.          Performance by ChoicePoint - General: ChoicePoint specifically reserves the right to perform hereunder through its agents, independent contractors, and affiliated companies, including their agents and independent contractors. This Agreement shall be construed and enforced in accordance with the laws of Georgia.

C.          Captions: Captions used herein are for convenience only, are not part of this Agreement and shall not be used in construing it.

D.          Entire Agreement: Except as to matters of pricing of consumer reports, which are the subjects of separate agreements, this Agreement constitutes the entire agreement and understanding between the parties hereto regarding the subject matters hereof, and any and all prior other agreements or understandings regarding such subject matters are merged herein.

E.         Modification: This agreement may be modified only by written amendment executed and delivered by both parties hereto.

F.         Counterparts: This Agreement may be executed in two or more counterparts, each of which shall take effect as an original, and all of which, together, shall constitute and evidence one and the same agreement.

G.        Third-Party Benefits: This Agreement is for the benefit of the signatory parties hereto and Customer only, and no other person or entity shall be deemed to have been granted any right or benefit hereunder.

VI. TERM AND TERMINATION

This Agreement shall become effective on the date of execution by the last of the parties to sign hereunder and shall remain in effect for a period of _1_ years thereafter.

Notwithstanding the foregoing, this Agreement shall automatically terminate as to the right of Administrator to request Employment Reports on behalf of or for the benefit of Customer during such time or times as (a) ChoicePoint shall notify Administrator in writing that such Customer has ceased to have any right to receive Employment Reports, (b) Customer terminates in writing Administrator's authorization to request Employment Reports from ChoicePoint on behalf of Customer or (c) ChoicePoint notifies Administrator in writing that Administrator has violated the terms of this contract.

 Either party, at its option, may immediately terminate this Agreement in the event of breach or default by the other party. Either party may terminate this Agreement for any cause or no cause, upon sixty (60) days' prior written notice to the other party.

The terms of Sections II.A, IV and V. survive termination of this Agreement for any reason.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below:
Customer: ________________________	CHOICEPOINT SERVICES INC.
By: ______________________________	By: ______________________________
Title: ____________________________	Title: _____________________________
Date: ____________________________	Date: _____________________________

EXHIBIT A

ChoicePoint's Commitment to Privacy

ChoicePoint has been a trusted steward of information for years and has made the responsible use of information the platform for everything that we do. To demonstrate our commitment to balancing consumers' privacy expectations with the appropriate, legal needs for quality information of our customers, ChoicePoint has adopted the strongest privacy principles in the information industry. These principles, based on the Fair Information Practices, are the cornerstone of our information products. As part of our belief that good privacy is good business, we require our customers to maintain the high standards of protection surrounding the information we provide by complying with the following principles1.
*

Relevance: Personal information should be collected, maintained, used, and disseminated only to improve public safety, to reduce fraud, to improve risk management, to improve the quality of our customer services and products, or to help drive down the cost of providing services and products.

*	Reputable Sources: Personal information should only be obtained from sources known to be reputable.
*	Notice: Consumers should be informed of the types of information about them that is obtained, how and when that information is used, when it might be disclosed, and how that information is secured.
*	Internal Uses: Access to personal information should be strictly limited to those employees who need access in order to carry out their job responsibilities.
*	Accuracy: Personal information should be as accurate as practicable.
*	Consumer Access: Consumers should be provided, upon request, with virtually all personal information maintained about that consumer.
*	Security: The confidentiality and security of personal information should be protected using administrative, technical, personnel, and physical safeguards.

_____________________________
1The principles above are an abbreviated subset of the larger ChoicePoint privacy principles. Our full privacy principles are available upon request at privacy@choicepoint.net or (877) 301-7097.

EXHIBIT B
Service Pricing

Choicepoint Services Group, Inc will initially provide the client searches at a price of $4.50 each.

Ultimately, Choicepoint Services Group, Inc will provide the client with a price per month of $25.00 per location. Each location will get 100 searches per year to be pooled for all locations. All searches that exceed the yearly maximum allowed will be billed at $5.00 per search. Both companies agree to meet in the first 6 months to adjust the amount of searches.

A search is defined as a Social Security Validation, a National Criminal File search and auto adjudication on all hits.

A location is defined as a separate and distinct operating unit and not a company headquarters.